FOR IMMEDIATE RELEASE:  Thursday, May 31, 2007

CONTACT:    Bradley T Nielson
            President and Chief Executive Officer
            Paul R. Killpack
            Chief Financial Officer
            MITY Enterprises, Inc.
            801-224-0589

                    MITY ENTERPRISES, INC. ANNOUNCES
             RESULTS FOR FOURTH FISCAL QUARTER AND YEAR END


OREM, UTAH - Bradley T Nielson, president and chief executive officer of MITY Enterprises, Inc. (NASDAQ: MITY), today announced operating results for the fourth quarter and fiscal year ended March 31, 2007.

Net sales for the fourth quarter totaled $14.6 million compared to $13.9 million a year ago, an increase of 5 percent. Net income was $770,000 versus $1.4 million for the comparable period a year ago. Basic and diluted earnings per share for the recent quarter were $0.23 and $0.22, compared to the previous year's fourth quarter basic and diluted earnings per share of $0.34 and $0.33, respectively.

Net sales for the fiscal year ended March 31, 2007, totaled $60.3 million compared to $55.7 million a year ago, an increase of 8 percent. Net income was $4.4 million versus $5.5 million for the comparable period a year ago. Basic and diluted earnings per share for the twelve-month period were $1.26 and $1.23, compared to the previous year's twelve-month basic and diluted earnings per share of $1.34 and $1.30, respectively.

As compared to the fourth quarter of fiscal 2006, the increase in net sales was primarily attributable to growth in the hospitality, public assembly, recreation, education and business/ corporate markets. The Company's fence operations ended the year with $1.3 million in sales of which $0.5 million was during the fourth quarter. For both the quarter and the twelve-month period, international sales were 15 percent of net sales. Gross profit margins, although better than the third fiscal quarter, were lower than the comparable period a year ago due to fence costs and continued labor and overhead pressures in the multipurpose room furniture operations.

"We are pleased to be able to report another year of continued momentum for our products," said Nielson. "We saw strong sales increases once again. I am excited that, although not yet profitable, our fence sales ended the year strong with almost 40% of the year's fence sales occurring in the fourth fiscal quarter. We did, however, continue to struggle with gross margins due to fence costs and continued labor and overhead inefficiences at our Orem operations. Our gross margins improved over the third fiscal quarter but are not yet back to the level at which we are accustomed."

"Operating expenses were also higher during the year due to a couple of factors," noted Paul R. Killpack, chief financial officer. "First, in accordance with the new accounting standard, we incurred $307,000 in incremental stock-based compensation expense of which $200,000 was included in operating expenses. Also, our general and administrative costs are higher due to legal and other professional fees related to our announced agreement to be acquired by Sorenson Capital and Peterson Partners. This transaction is still on track and we expect it will be completed by the end of the first fiscal quarter of 2008."

The Company will host a follow-up live broadcast over the Internet to discuss the financial results at 4:30 PM Eastern Time today. The live web simulcast of the conference call will be available to the public online at www.mityinc.com or on StreetEvent's Individual Investor Center at www.streetevents.com. Listeners are encouraged to log on five to ten minutes prior to the start time to ensure participation from the beginning.

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. MITY Enterprises focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture, healthcare seating, fencing, and portable partitions. MITY's products are marketed under the Mity-Lite, Mity Fence, Broda and Versipanel tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly and through distributors. For further information, visit MITY Enterprises online at www.mityinc.com.

This press release contains forward-looking statements related to the Company's belief that its acquisition by Sorenson Capital and Peterson Partners will be completed by the end of the first fiscal quarter of 2008. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) continued global economic uncertainty resulting from terrorism threats, current world tensions and related U.S. military actions and their potential impact on the Company's operations; (ii) uncertainty about market acceptance of any new products introduced by the Company; (iii) increased price and quality-based competitors particularly in the multipurpose room furniture segment; (iv) lack of available capital and other resources to develop or acquire and commercialize new products; (v) increased material costs; (vi) events may occur that would cause the proposed acquisition by Sorenson Capital and Peterson Partners to not close by June 30, 2007 or at all; and (vii) the risks and uncertainties outlined in the Company's documents filed with the Securities and Exchange Commission. All forward-looking statements and other information in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and, by making these forward-looking statements, the Company undertakes no obligation to update these statements after the date of this release.

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                         MITY ENTERPRISES, INC.
                    UNAUDITED FINANCIAL HIGHLIGHTS

                                                   THREE MONTHS ENDED
                                                        MARCH 31,
                                                    2007         2006
                                                -----------  -----------
Net sales                                       $14,613,000  $13,856,000

Income from operations                            1,239,000    1,928,000

Pre-tax income                                    1,178,000    2,064,000

Net income                                          770,000    1,379,000

Basic earnings per share                              $0.23        $0.34

Weighted average number of common shares-basic    3,331,465    4,024,980

Diluted earnings per share                            $0.22        $0.33

Weighted average common and common equivalent
  shares-diluted                                  3,430,706    4,153,376


                                                  TWELVE MONTHS ENDED
                                                        MARCH 31,
                                                    2007         2006
                                                -----------  -----------

Net sales                                       $60,338,000  $55,701,000

Income from operations                            6,699,000    8,105,000

Pre-tax income                                    6,749,000    8,352,000

Net income                                        4,447,000    5,541,000

Basic earnings per share                              $1.26        $1.34

Weighted average number of common shares-basic    3,519,942    4,124,189

Diluted earnings per share                            $1.23        $1.30

Weighted average common and common equivalent
  shares-diluted                                  3,617,907    4,270,962


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